Exhibit 99.3

IPC Healthcare, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,975	$14,913
Accounts receivable, net	128,923	122,092
Insurance receivable for malpractice claims, current portion	12,691	12,564
Prepaid expenses and other current assets	12,737	20,876

Total current assets	156,326	170,445
Property and equipment, net	9,608	8,798
Goodwill	492,407	408,988
Other intangible assets, net	5,145	4,957
Insurance receivable for malpractice claims, less current portion	23,564	21,574

Total assets	$687,050	$614,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,053	$8,388
Accrued compensation	37,082	40,907
Payable for practice acquisitions, current portion	25,585	35,411
Medical malpractice and self-insurance reserves, current portion	13,325	13,079
Deferred tax liabilities, current portion	584	584
Short-term debt	130,000	—

Total current liabilities	222,629	98,369
Long-term debt	—	80,000
Medical malpractice and self-insurance reserves, less current portion	50,294	47,239
Payable for practice acquisitions, less current portion	2,970	9,500
Deferred tax liabilities, less current portion	13,828	11,737

Total liabilities	289,721	246,845
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,451,184 and 17,242,209 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	17	17
Additional paid-in capital	192,501	181,841
Retained earnings	204,811	186,059

Total stockholders’ equity	397,329	367,917

Total liabilities and stockholders’ equity	$687,050	$614,762

The accompanying notes are an integral part of these consolidated financial statements.

IPC Healthcare, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenue	$184,787	$169,757	$549,584	$514,751
Operating expenses:
Cost of services—physician practice salaries, benefits and other	138,274	123,551	408,118	376,511
General and administrative	39,141	28,134	100,250	84,075
Net change in fair value of contingent consideration	(341)	2,390	5,517	1,312
Depreciation and amortization	1,544	1,375	4,520	4,006

Total operating expenses	178,618	155,450	518,405	465,904

Income from operations	6,169	14,307	31,179	48,847
Investment income	1	2	2	4
Interest expense	(376)	(361)	(936)	(1,057)

Income before income taxes	5,794	13,948	30,245	47,794
Income tax provision	2,202	5,341	11,493	18,304

Net income	$3,592	$8,607	$18,752	$29,490

Net income per share:
Basic	$0.21	$0.50	$1.08	$1.72

Diluted	$0.20	$0.49	$1.05	$1.68

The accompanying notes are an integral part of these consolidated financial statements.

IPC Healthcare, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$18,752	$29,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,520	4,006
Stock-based compensation expense	6,248	6,118
Changes in assets and liabilities:
Accounts receivable	(6,831)	(7,079)
Prepaid expenses and other current assets	8,139	9,645
Accounts payable and accrued liabilities	10,097	3,960
Accrued compensation	(3,825)	6,642
Medical malpractice and self-insurance reserves, net	1,184	2,064
Accrued contingent consideration	(8,022)	(1,023)

Net cash provided by operating activities	30,262	53,823

Investing activities
Acquisitions of physician practices	(92,944)	(35,138)
Purchase of property and equipment	(4,790)	(3,690)

Net cash used in investing activities	(97,734)	(38,828)

Financing activities
Proceeds from long-term debt	75,000	—
Repayments of long-term debt	(25,000)	(20,000)
Net proceeds from issuance of common stock	3,934	4,787
Excess tax benefits from stock-based compensation	600	678

Net cash provided by (used in) financing activities	54,534	(14,535)

Net (decrease) increase in cash and cash equivalents	(12,938)	460
Cash and cash equivalents, beginning of period	14,913	25,010

Cash and cash equivalents, end of period	$1,975	$25,470

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$884	$1,061

Income taxes	$10,295	$14,453

The accompanying notes are an integral part of these consolidated financial statements.

IPC Healthcare, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

September 30, 2015

Note 1. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

IPC Healthcare, Inc. and its wholly-owned subsidiaries (the “Company,” “IPC,” “we,” “us,” and “our”) is a national physician group practice company that operates and manages full-time acute hospitalist and post-acute physician practices. We prepared the accompanying unaudited consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) on the same basis as our audited annual financial statements. The consolidated financial statements include all accounts of IPC Healthcare, Inc. and its wholly owned subsidiaries and consolidated professional medical corporations (Professional Medical Corporations) managed under long-term management agreements.

Through the management agreements and our relationship with the stockholders of the Professional Medical Corporations, we have exclusive authority over all non-medical decision making related to the ongoing business operations of the Professional Medical Corporations. Further, our rights under the management agreements are unilaterally salable or transferable. Based on the provisions of the agreements, we have determined that the Professional Medical Corporations are variable interest entities (VIE’s), and that we are the primary beneficiary because we have control over the operations of these VIE’s, provide full financial and management support to them, and take all residual benefits and bear all residual losses from their operations. Consequently, we consolidate the revenue and expenses of the Professional Medical Corporations from the date of execution of the agreements. All intercompany balances and transactions have been eliminated in consolidation.

In our opinion, these consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein. Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to GAAP and SEC rules and regulations, which are applicable to interim financial statements. As a result, the following disclosures should be read in conjunction with our audited consolidated financial statements and notes thereto as of December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 23, 2015.

Revenue

Net revenue consists of fees for medical services provided by our affiliated hospitalists under fee-for-service, case rate and other professional fee arrangements with various payors including Medicare, Medicaid, managed care organizations, insurance companies and hospitals. Net revenue is reported in the period in which services are provided at amounts expected to be collected, which excludes contractual discounts and an estimate of uncollectible accounts.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions of the fair value of certain reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. Significant estimates include the estimated net realizable value of accounts receivable, medical malpractice insurance receivable and payable for known claims, liabilities for claims incurred but not reported (IBNR) related to medical malpractice, fair value of contingent consideration related to business combinations and the analysis of goodwill for impairment. The process of estimating these assets and liabilities involves judgment, which is subject to an inherent degree of uncertainty. Actual results could differ from those estimates. The results of operations for the current interim period are not necessarily indicative of the results for the entire year ending December 31, 2015.

Fair Value of Financial Instruments

Our consolidated balance sheets as of September 30, 2015 and December 31, 2014 included the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, payable for practice acquisitions, short-term debt and long-term debt. We consider the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities to approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying amount of our short-term debt and long-term debt borrowed from our line of credit approximated its fair value at September 30, 2015 and December 31, 2014, respectively. Pursuant to GAAP, we determine the fair value of our short-term and long-term borrowings using observable inputs, which are defined as Level 2 inputs under GAAP on fair value measures. See Note 4 for the definition of Level 2 inputs under GAAP.

Our payable for practice acquisitions consisted of accrued contingent consideration for practice acquisitions. The accrued contingent consideration is carried at fair value largely determined using the income approach with unobservable inputs defined as Level 3 inputs under GAAP. See Note 4 for the definition of Level 3 inputs under GAAP and more information.

Goodwill

The changes in the carrying amount of goodwill for the nine months ended September 30, 2015 are as follows (in thousands):

Goodwill—beginning balance at January 1, 2015	$408,988
Goodwill acquired during 2015	83,702
Adjustment for prior year transactions	(283)

Goodwill—ending balance at September 30, 2015	$492,407

The valuation studies related to the practice acquisitions that occurred in the fourth quarter of 2014 were completed in early 2015, and as a result, the value of the contingent consideration liability related to these acquisitions as of the acquisition dates was decreased by $283,000, along with a corresponding decrease in our goodwill.

Medical Malpractice Liability Insurance

We record our medical malpractice reserves, on an undiscounted basis, for claims incurred and reported and claims incurred but not reported (IBNR) during the policy period, based on actuarial loss projections using historical loss patterns. For claims incurred and reported, an insurance receivable from our carrier has been recorded pursuant to GAAP. Total accrued medical malpractice reserves and related insurance receivables were as follows (in thousands):

	September 30, 2015				December 31, 2014
	Assets	Liabilities			Assets	Liabilities
	Insurance Receivable	Claims Reserve	IBNR Reserve	Total Liabilities	Insurance Receivable	Claims Reserve	IBNR Reserve	Total Liabilities
Current Portion	$12,691	$12,691	$634	$13,325	$12,564	$12,564	$515	$13,079
Long-term Portion	23,564	23,564	26,730	50,294	21,574	21,574	25,665	47,239

Total	$36,255	$36,255	$27,364	$63,619	$34,138	$34,138	$26,180	$60,318

New Accounting Principles

In April 2015, the Financial Accounting Standards Board (FASB) issued a GAAP update “Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs”. This GAAP update requires that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts. Prior to the issuance of this GAAP update, debt issuance costs were required to be presented as other assets, separate from the related debt liability. This GAAP update does not change the recognition and measurement requirements for debt issuance costs. The GAAP update is effective for fiscal years beginning after December 15, 2015 on a retrospective basis. The adoption of this update is not expected to have a material impact on our results of operations, financial position or cash flows.

In May 2014, the Financial Accounting Standards Board issued a GAAP update “Revenue from Contracts with Customers”. This GAAP update requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This GAAP update also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The GAAP update is effective for fiscal years (and interim reporting periods within fiscal years) beginning after December 15, 2017. We are currently evaluating the impact of the GAAP update on our consolidated financial position, results of operations and cash flows.

Note 2. Proposed Merger with Team Health Holdings, Inc.

On August 4, 2015 we entered into an Agreement and Plan of Merger (Merger Agreement) with Team Health Holdings, Inc. (Team Health) and Intrepid Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Team Health. The completion of the merger is subject to the satisfaction or waiver of customary closing conditions, including: (i) approval of the Merger Agreement by our stockholders, (ii) there being no law or order (temporary, preliminary or permanent) prohibiting consummation of the merger, (iii) subject to specified materiality standards, the accuracy of the representations and warranties of the other party, and (iv) compliance by the other party in all material respects with its covenants. The completion of the merger is not conditioned on receipt of financing by Team Health.

At the effective time of the Merger, each share of our common stock (excluding shares held by us, any shares held, directly or indirectly, by Team Health, by Merger Sub and any shares that are outstanding immediately prior to the effective time of the Merger and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporations law), will be converted into the right to receive $80.25 in cash. The Merger Agreement further provides that, in certain circumstances, upon termination of the Merger Agreement, we will be required to pay Team Health a termination fee equal to $47.0 million.

A special meeting of our stockholders is scheduled to be held on November 16, 2015 to vote upon the adoption of the Merger Agreement. There is no assurance that the conditions to the merger will be satisfied or that the merger will close on this date or at all.

During the three months ended September 30, 2015, we incurred $5.3 million of transaction costs in connection with the pending merger with Team Health, which is included in our general and administrative expenses.

Note 3. Business Acquisitions

For practice acquisitions, we recognize all of the assets acquired, liabilities assumed and any contingent consideration at the acquisition-date fair value and expense all transaction related costs.

During the nine months ended September 30, 2015, we completed the acquisition of twenty hospitalist physician practices. In connection with these acquisitions, we recorded goodwill and other identifiable intangible assets consisting of physician and hospital agreements.

Goodwill represents the potential business synergy from the combined operations of our existing and acquired practices through an expanded national network of providers, improved managed care contracting, improved collections, identification of growth initiatives and cost savings based upon the significant infrastructure we have developed. Amounts recorded as goodwill and identifiable intangible assets with indefinite lives are not amortizable for GAAP financial reporting purposes but are amortized for tax purposes over 15 years.

In addition to the initial consideration paid at the close of each transaction, the asset purchase agreements for thirteen out of the twenty acquisitions completed during the nine months ended September 30, 2015 provide for contingent consideration to be paid, which is generally based upon the achievement of certain operating results of the acquired practices as of certain measurement dates. These additional payments are not contingent upon the future employment of the sellers. The contingent consideration for three acquisitions completed during the three months ended September 30, 2015 was recorded on a provisional basis pending completion of the valuation studies as of the acquisition dates.

We estimate the fair value of contingent consideration to be paid based on discounted projected earnings of the acquired practices as of certain measurement dates. The discount rate that we use consists of a risk-free U.S. Treasury bond yield plus a Company specific credit spread which we believe is acceptable by willing market participants.

The following table summarizes the total amounts recorded during the nine months ended September 30, 2015 related to the acquisition of hospitalist practices (in thousands):

Acquired assets, net of assumed liabilities—paid and accrued:
Goodwill—current year transactions	$83,702
Other intangible assets	1,184
Fixed assets	7

Total acquired assets—current year	84,893
Goodwill—adjustment for prior year transactions	(283)

84,610

Cash paid for acquisitions:
Current year transactions	(68,959)
Contingent consideration	(23,985)

Total cash paid for acquisitions	(92,944)

Change in accrued contingent consideration	(8,022)

Net change in payable for practice acquisitions	(16,356)
Payable for practice acquisitions, beginning of period	44,911

Payable for practice acquisitions, end of period	$28,555

The twenty hospitalist practices acquired during the nine months ended September 30, 2015 include the hospitalist operations and related assets acquired from Extended Care Physicians Holding Company, Inc. and its affiliated subsidiaries (ECP) on June 15, 2015. We acquired the ECP hospitalist operations and related assets located in North Carolina for a purchase price of $22.4 million. In connection with the ECP acquisition, we recorded goodwill of $22.0 million and identifiable intangible assets of $0.4 million.

The results of operations of the twenty acquired practices are included in our consolidated financial statements from the respective dates of acquisition. The revenue and net income generated from ECP’s operations from June 15, 2015 through September 30, 2015 was approximately $4.4 million and $0.3 million, respectively.

The following unaudited pro forma information presents the consolidated results of operations of our company as if the ECP acquisition had occurred on January 1, 2014 (dollars in thousands except for per share date):

	Nine Months Ended September 30,
	2015	2014
Net revenue	$557,448	$527,732
Net Income	$19,078	$30,168
Net income per share
Basic	$1.10	$1.76
Diluted	$1.06	$1.71
Weighted average shares
Basic	17,373,650	17,122,574
Diluted	17,929,507	17,591,876
Effective Tax Rate	38.0%	38.3%

(1)	The comparison of net income per share is affected by the change in the effective tax rate, which was 38.0% for the nine months ended September 30, 2015 as compared with 38.3% for the same period in 2014.
(2)	The comparison of net income is affected by the changes in the numbers of weighted average shares outstanding in each period. The basic and diluted weighted average shares for the nine months ended September 30, 2015 was 17.4 million and 17.9 million, respectively, as compared with 17.1 million and 17.6 million, respectively, for the same period in 2014.

The pro forma results do not necessarily represent results which would have occurred if the ECP acquisition had taken place at the beginning of 2014, nor are they indicative of the results of future operations.

Note 4. Fair Value Measurement

Some of our liabilities are measured and recorded at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The established fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Levels 1 and 2) and the reporting entity’s own assumptions about market participant assumptions (Level 3). This hierarchy is used to measure fair value as follows:

•	Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities.

•	Level 2 inputs include quoted prices for similar assets and liabilities in active markets; quoted prices in markets that are not active; and other inputs that are observable or can be corroborated by observable market data for the asset or liability.

•	Level 3 inputs are unobservable inputs for the asset or liability that are supported by little or no market activity.

The following table presents our liabilities measured at fair value on a recurring basis as of September 30, 2015 (in thousands):

	Quoted Price In Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Accrued contingent consideration for practice acquisitions (included in payable for practice acquisitions)	$—	$—	$28,555	$28,555

The following table presents a rollforward of our liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2015 (in thousands):

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Accrued contingent consideration for practice acquisitions
Beginning balance	$54,107	$44,911
Addition through acquisition transactions	6,733	16,034
Adjustment for prior year transactions	—	(283)
Change in accrued contingent consideration	(12,906)	(8,022)
Payments	(19,379)	(24,085)

Ending balance	$28,555	$28,555

The fair value of our accrued contingent consideration is determined using widely accepted valuation techniques, which include the income approach for estimating future consideration to be paid based on projected earnings of our acquired practices as of specified measurement dates. The income approach involves the use of a probability-weighted discounted cash flow model based on significant inputs not observable in the market. The significant inputs include discount rates of 1.77% to 3.05%, 100% probability of achieving the estimated projected earnings, and 5% to 80% probability of achieving certain other objectives.

Because our accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations. We reassess our projected earnings and the related fair value of our accrued contingent consideration for practice acquisitions on a quarterly basis.

Note 5. Debt

Our secured revolving credit agreement (Credit Facility) provides a revolving line of credit of $125.0 million and contains an “accordion” feature that allows an increase of up to $25.0 million to the Credit Facility with lender approval. In early September 2015, we activated the accordion feature under our revolving line of credit, thereby increasing our borrowing capacity to the full available limit of $150.0 million. The Credit Facility has a maturity date of August 4, 2016 and is available for working capital, practice acquisitions, capital expenditures and general business expenses. As of September 30, 2015, we had borrowings of $130.0 million and letters of credit of $2.0 million outstanding, and $18.0 million available under the Credit Facility.

The revolving line of credit is limited by a formula based on a certain multiple times the trailing twelve months of earnings before interest, taxes, depreciation, amortization and certain non-cash items. Interest rate options for each borrowing under the Credit Facility, to be selected by us at the time of each borrowing, include either LIBOR plus 1.00% to 1.75%, or the lender’s prime rate plus 0% to 0.75%, both based on a leverage ratio. We pay an unused commitment fee equal to 0.25% per annum on the difference between the revolving line capacity and the average balance outstanding during the year. Outstanding amounts advanced to us under the revolving line of credit are repayable on or before the maturity date. The interest rate for our borrowings under the Credit Facility at September 30, 2015 was 1.5% per annum.

The Credit Facility is guaranteed by our subsidiaries and affiliated Professional Medical Corporations and limited liability companies, and is secured by substantially all of our and our guarantors’ tangible and intangible assets. The Credit Facility includes various customary financial covenants and restrictions, as well as customary remedies for our lenders following an event of default. As of September 30, 2015, we were in compliance with such financial covenants and restrictions.

Note 6. Income Taxes

The following table sets forth our income tax provisions and effective tax rates for the three and nine months ended September 30, 2015 and 2014 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income tax provision	$2,202	$5,341	$11,493	$18,304

Effective tax rate	38.0%	38.3%	38.0%	38.3%

The effective tax rates differ from the statutory U.S. federal income tax rate of 35.0% due primarily to state income taxes.

Our accounting policy is to include interest and penalties related to income tax liabilities in income tax expense. As of September 30, 2015, we did not have any estimated interest and penalties related to uncertain tax positions.

The tax years 2010 to 2014 remain open to examination by the major taxing jurisdictions to which we are subject. The statute of limitations for tax years 1999 to 2008 has expired, except that the tax year 1999 is subject to adjustment of net operating losses by the Internal Revenue Service. We are subject to taxation in the United States and various state jurisdictions. We are currently subject to two federal tax examinations for the tax year of 2013. The outcome of the examinations cannot be predicted with certainty; however, we believe that the ultimate resolution will not have a material effect on our consolidated financial position, results of operations, or cash flows.

We make our best estimate of the tax rate expected to be applicable for the full fiscal year. The rate so determined is used to compute our income tax expense for an interim period.

Note 7. Stock-Based Compensation

At September 30, 2015, we had a stock-based employee compensation program, for which we had reserved a total of 4,943,170 common shares for issuance. Under our 2012 Equity Participation Plan (Equity Plan), which was approved by our stockholders on June 7, 2012, a total of 1,422,130 shares of our common stock were available for issuance and no new awards will be issued under any previous equity participation plans. As of September 30, 2015, there were 532,237 shares of our common stock available for future grants under our Equity Plan, which included the canceled and forfeited shares issued under previous equity participation plans.

All option awards previously granted were issued with exercise prices equal to the closing price of our common stock on the NASDAQ Global Select Market on the dates of the grant. The options under the Equity Plan generally vest over a four-year period from date of grant, and options terminate on the 10th anniversary of the agreement date for all grants issued before January 1, 2013 and on the 7th anniversary of the agreement date for all grants issued after December 31, 2012. Restricted stock awards generally vest over a four-year period from date of the award. Performance stock units granted prior to 2015 generally vest over two to three years from date of the award based on the expected level of achievement of certain operational goals that will be obtained and adjusted as appropriate to reflect actual shares issued. Performance stock units granted in 2015 generally vest over three to four years from date of the award based on the expected level of achievement of certain market conditions that will be obtained and adjusted as appropriate to reflect actual shares issued.

Stock-based compensation expense is recognized over the period when the options, restricted stock awards, performance stock awards and our employee stock purchase plan shares vest, which is included in total general and administrative expenses as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total stock-based compensation expense	$2,560	$2,094	$6,248	$6,118
Tax benefit from stock-based compensation expense	(973)	(802)	(2,374)	(2,343)

Total stock-based compensation expense, net of tax	$1,587	$1,292	$3,874	$3,775

As of September 30, 2015, total unrecognized compensation costs related to non-vested stock-based compensation arrangements granted under our Equity Plan and previous equity participation plans and the weighted-average period of years expected to recognize those costs are as follows (dollars in thousands):

	Total Unrecognized Compensation Cost	Weighted -average Remaining Recognition Period
		(Years)
Stock option	$659	1.42

Restricted/Performance stock	$10,829	2.21

The grant date fair value of each restricted stock award or performance stock units with operational goals is based on the closing stock price on the grant date of the award as reported by NASDAQ Global Select Market. The grant date fair value of performance stock units with market conditions is determined using a Monte-Carlo simulation model. Key assumptions in the Monte-Carlo simulation model are the risk-free interest rate, expected volatility and correlation coefficient.

The following table summarizes the stock option activities in our Equity Plan during the nine months ended September 30, 2015:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Weighted- Average Fair Value
			(Years)	(in 000s)
Options outstanding as of December 31, 2014	1,234,530	$31.10			$12.75
Changes during period:
Exercised	(82,882)	33.73			14.34
Canceled	(4,364)	21.20			8.59

Options outstanding as of September 30, 2015	1,147,284	$30.94	4.43	$53,630	$12.65

Options exercisable as of September 30, 2015	1,098,817	$30.43	4.37	$51,928	$12.53

The following table summarizes the restricted stock award and performance stock award activities in our Equity Plan during the nine months ended September 30, 2015:

	Shares	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Weighted- Average Fair Value
		(Years)	(in 000s)
Restricted/performance stock awards outstanding as of December 31, 2014	265,219			$45.69
Changes during period:
Granted	199,393			44.43
Vested	(105,819)			41.89
Forfeited	(5,802)			46.19

Restricted/performance stock awards outstanding as of September 30, 2015	352,991	1.56	$26,909	$46.16

Note 8. Earnings Per Share

Basic net income per share is calculated by dividing net income for the period by the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income for the period by the weighted average number of shares outstanding during the period plus the dilutive effect of our outstanding stock awards and shares issuable under our employee stock purchase plan using the treasury stock method.

The calculations of basic and diluted net income per share for the three and nine months ended September 30, 2015 and 2014 are as follows (dollars in thousands, except for per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Basic:
Net income attributable to common stockholders	$3,592	$8,607	$18,752	$29,490

Weighted average number of common shares outstanding	17,428,400	17,187,819	17,373,650	17,122,574

Basic net income per share attributable to common stockholders	$0.21	$0.50	$1.08	$1.72

Diluted:
Net income attributable to common stockholders	$3,592	$8,607	$18,752	$29,490

Weighted average number of common shares outstanding	17,428,400	17,187,819	17,373,650	17,122,574
Weighted average number of dilutive common share equivalents from options to purchase common stock	645,786	465,073	555,857	469,302

Common shares and common share equivalents	18,074,186	17,652,892	17,929,507	17,591,876

Diluted net income per share	$0.20	$0.49	$1.05	$1.68

Outstanding stock options and restricted stock units that have an above-market exercise price or that are anti-dilutive under the treasury stock method, are excluded from our diluted computation. As of September 30, 2015, the total number of excluded stock options and restricted stock units was 44,909.

Note 9. Commitments and Contingencies

Legal

In the ordinary course of our business, we become involved in pending and threatened legal actions and proceedings, most of which involve claims of medical malpractice related to medical services provided by our affiliated clinicians. We may also become subject to other lawsuits, which could involve significant claims and/or significant defense costs.

We believe, based upon our review of pending actions and proceedings that the outcome of such legal actions and proceedings will not have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows. The outcome of such actions and proceedings, however, cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows in a future period.

Government Claim

On June 7, 2010, we received a civil investigative demand (CID) issued by the Department of Justice (DOJ), U.S. Attorney’s Office for the Northern District of Illinois. The CID requested information concerning claims that we have submitted to Medicare and Medicaid. The CID covered the period from January 1, 2003, through June 4, 2010, and requested production of a range of documents relating to our Medicare and Medicaid participation, physician arrangements, operations, billings and compliance programs. We believe we have a strong compliance focus, and that we operate with appropriate billing policies, procedures, provider training, and compliance programs and controls. We produced responsive documents and were in contact with representatives of the DOJ who informed us that the inquiry related to a qui tam whistleblower action filed under court seal in the U.S. District Court for the Northern District of Illinois (Chicago). We also were informed that several state attorneys general were examining our Medicaid claims in coordination with the DOJ.

Though we cooperated with the government’s investigation and would welcome a resolution to this matter, we are now in active litigation with the federal government regarding this matter and intend to contest the case vigorously. On December 6, 2013, the U.S. District Court partially lifted the seal on the civil False Claims Act case related to this investigation. The unsealed portions of the Court docket at that time included the whistleblower’s Complaint, which contains allegations of improper billing to Medicare and Medicaid, a Notice of Election to Intervene filed by the federal government and a Notice of Election to Decline Intervention filed by the State of Illinois and 12 other states that participated in the investigation. On June 16, 2014, the federal government filed its Complaint in Intervention against IPC and several of its subsidiaries in the U.S. District Court. The Complaint in Intervention contains allegations of improper billing to Medicare, Medicaid and other federal healthcare programs from January 1, 2003 to the present, seeks to recover treble damages and civil penalties under the civil False Claims Act, and seeks to recover damages under the common law theories of payment by mistake and unjust enrichment. On August 13, 2014, IPC and the IPC subsidiary defendants filed a joint motion to dismiss the Complaint in Intervention or, in the alternative, to sever claims against the defendants. The federal government filed its response on September 18, 2014, to which the defendants replied on September 25, 2014. The court’s decision, which was filed on February 17, 2015, granted the motion to dismiss in part and denied it in part. The Court’s Opinion and Order dismissed the 29 IPC subsidiary and affiliate defendants without prejudice, but the Court denied the request to dismiss IPC, which remains the sole defendant in the lawsuit. The parties are engaged in active discovery.

Derivative Lawsuit

Although the underlying government lawsuit is still in an early stage and no liability has been found by a court, on October 20 and 24, 2014, shareholder derivative lawsuits were filed in the Court of Chancery of the State of Delaware against certain of our current and former directors and officers. We are named as a nominal defendant in both suits. The actions both assert alleged breaches of fiduciary duties related to our billing practices, and incorporate allegations from the False Claims Act case. The lawsuits seek a variety of relief, including monetary damages and injunctive relief. On December 4, 2014, the derivative lawsuits were consolidated into one lawsuit. On April 15, 2015, we filed a motion to stay the consolidated derivative lawsuit, pending the resolution of the False Claims Act case. That motion remains pending. Upon agreement of the parties, the motion to stay has been held in abeyance until November 2, 2015.

Merger-Related Litigation

In connection with the proposed merger of IPC with Team Health Holdings, Inc., on August 14, 2015, a purported shareholder of IPC filed a complaint in the Delaware Court of Chancery captioned Smukler v. IPC Healthcare, Inc., et al. (Case No. 11392-CB), on behalf of a purported class of IPC shareholders. The lawsuit names IPC, each of our current directors, Team Health, and Team Health’s merger subsidiary, Intrepid Merger Sub, Inc. (“Sub”), as defendants. The lawsuit alleges that the individual defendants breached their fiduciary duties by, among other things, failing to take appropriate steps to maximize the value of IPC to its shareholders, failing to value IPC properly, and taking steps to avoid competitive bidding by alternate potential acquirers. The lawsuit also alleges that IPC, Team Health, and Sub aided and abetted those alleged breaches of fiduciary duties by the individual defendants. The lawsuit seeks, among other things, certification of the action as a class action; injunctive relief enjoining the merger; an accounting of all damages purportedly suffered by the plaintiff and the class including rescissory damages in favor of the plaintiff and the class; and the fees and costs associated with the litigation. On August 18, 2015, an additional lawsuit was filed in the Delaware Court of Chancery, asserting similar claims and allegations to those in the Smukler lawsuit and seeking similar relief on behalf of the same putative class. Crescente v. Singer, et al. (Case No. 11405-CB).

By Order dated September 11, 2015 (the “Consolidation Order”), the Smukler and Crescente actions were consolidated, and all further litigation relating to or arising out of the merger were directed to be consolidated with such actions under the caption In re IPC Healthcare, Inc. Stockholders Litigation, C.A. No. 11392-CB (the “Consolidated Action”). On September 17, 2015, an action captioned Spencer v. IPC Healthcare, Inc., C.A. No. 11516-CB, was filed in the Delaware Court of Chancery. Under the Consolidation Order, this action is required to be consolidated with the previously-filed actions. On September 18, a Verified Consolidated Class Action Complaint was filed in the Consolidated Action. On October 2, the defendants moved to dismiss the operative complaint.

Florida Medicaid Reimbursement Suspension

We received notice on August 7, 2015 that the Florida Agency for Health Care Administration (“AHCA”) temporarily suspended Medicaid fee-for-service and Medicaid managed care payments to our Florida affiliate, InPatient Consultants of Florida, Inc. d/b/a IPC of Florida, because IPC of Florida is “under investigation by a state or federal agency.” Since receiving this notice, and based on its failure to contain the required specificity under the applicable federal regulations, we have sought additional information from AHCA regarding the basis of the payment suspension, including through repeated discussions with the responsible AHCA officials; by submitting a request for documents through the Florida Public Records Law (“PRL”) on August 27, 2015; and by filing a petition for formal administrative review on September 4, 2015.

Following these actions, we received a revised letter on September 9, 2015 in which AHCA clarified that the investigation causing the payment suspension concerns IPC of Florida’s alleged “up-coding” and “billing for the highest level of inpatient hospital care, which may not be medically necessary.” Since receipt of this revised notice, which still failed to contain the required specificity, we have continued to engage with AHCA to obtain information that would enable us to rebut the basis for the payment suspension. These efforts have included submitting a second PRL request on September 18, 2015; continuing to pursue formal administrative review of the payment suspension; and submitting a letter to AHCA providing information to support a determination by AHCA that it has “good cause” to discontinue the payment suspension, consistent with applicable federal regulations. On October 23, 2015, we received an order dismissing our petition for formal administrative review on the grounds that there is no final agency action and because the suspension is a contract action not appropriate for administrative hearing.

It is not possible to predict when any of the above matters may be resolved, the time or resources that we will need to devote to the matters, or what impact, if any, the outcome of any of the matters might have on our business, consolidated financial position, results of operations, or cash flows.

Note 10. Subsequent events

Subsequent to September 30, 2015, we borrowed an additional $18.0 million under our revolving line of credit to fund our operations and practice acquisitions. At October 28, 2015, we had borrowings of $148.0 million and letters of credit of $2.0 million outstanding, and no available line of credit. Based on our financial strength, we believe we have the ability to increase borrowings beyond the current line of credit terms should further borrowings be deemed necessary.